SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SuperCom Ltd.
(Exact name of registrant as specified in its charter)

State of Israel	Not Applicable
(Jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

The Nolton House 14 Arie Shenkar Street Herzliya Pituach, Israel	4672514
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Ordinary Shares, NIS 0.25 par value	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.  Description of Registrant’s Securities to be Registered.

This registration statement on Form 8-A is being filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transfer of listing of the ordinary shares of SuperCom Ltd.  (the “Company”), NIS 0.25 par value per ordinary share (the “Ordinary Shares”), from the OTC Bulletin Board to The NASDAQ Stock Market LLC.  On September 12, 2013, the Company received approval to have its Ordinary Shares listed on The NASDAQ Stock Market LLC and anticipates commencement of trading of its Ordinary Shares on The NASDAQ Stock Market LLC on September 17, 2013.

The authorized capital stock of the Company consists of 15,000,000 Ordinary Shares, NIS 0.25 par value per ordinary share.   Each ordinary share entitles the holder thereof to one vote on all matters submitted to the shareholders.  Since the ordinary shares do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of the directors and holders of the remaining shares could not elect any directors.  The ordinary shares are not subject to redemption and there are no preemptive rights.  All outstanding ordinary shares are fully paid and non-assessable. Holders of ordinary shares are entitled to receive dividends out of funds legally available for distribution when, as and if declared by the Board of Directors. Upon any liquidation, dissolution or winding up of the Company, holders of ordinary shares are entitled to share pro rata in any distribution to the holders of ordinary shares.

Item 2.  Exhibits

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed with this registration statement on Form 8-A, as the securities being registered on this form are being registered on an exchange on which no other securities of the Company are registered and are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SuperCom Ltd.
(Registrant)
Date: September 12, 2013	By:	/s/ Arie Trabelsi
Name: Arie Trabelsi
Title: Chief Executive Officer